Exhibit 4.4

AMENDMENT NUMBER 3 TO SECOND AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

This Amendment Number 3 to Second Amended and Restated Business Combination Agreement (this “Amendment”) between Perception Capital Corp. IV (formerly known as RCF Acquisition Corp.), a Cayman Islands exempted company limited by shares (“Perception”) and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”) is dated March 28, 2025 (the “Signing Date”). Capitalized terms used but not defined have the meaning ascribed to such term in the Original Agreement.

BACKGROUND

A. Perception, Blue Gold Limited, a Cayman Islands exempted company limited by shares, and BGHL previously entered into that certain Second Amended and Restated Business Combination Agreement dated June 12, 2024, as amended by that Amendment Number 1 to Second Amended and Restated Business Combination Agreement dated November 7, 2024, as further amended by that certain Second Amended and Restated Business Combination Agreement dated January 8, 2025 (the “Original Agreement”).

B. In connection with Section 11.8 of the Original Agreement, the Original Agreement may be amended by a written instrument signed by Perception and BGHL.

C. Perception and BGHL desire to enter into this amendment (the “Amendment”) to, among other things, change the surviving entity under the Blue Merger.

D. By executing this Amendment, the parties agree as follows:

AGREEMENT

1.	Amendments.

a. Section 9.1(b) of the Original Agreement is amended by deleting Section 9.1(b) and replacing it with the following new Section 9.1(b):

“(b) by written notice by either Perception or BGHL to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by April 30, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

2.	Miscellaneous.

a. Full Force and Effect; References to Original Agreement. Except as expressly modified by this Amendment, the Original Agreement remains unmodified and is in full force and effect and binding upon the Parties. All of the representations, warranties, covenants, terms and conditions of the Original Agreement are unaffected by this Amendment and shall continue to be, and remain, in full force and effect in accordance with their respective terms as if fully restated in this Amendment. This Amendment shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal representatives, successors and assigns. All references to “this Agreement” in the Original Agreement shall be deemed to refer to the Original Agreement, as amended by this Amendment.

b. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original for all purposes and all of which counterparts taken together shall constitute one agreement. Signatures to this Amendment executed and/or transmitted by electronic means shall be valid and effective to bind the parties.

c. Governing Law. This Amendment and the rights and obligations of the parties shall be interpreted and enforced in accordance with the laws of the State of New York.

d. Definitions. All capitalized terms not otherwise defined are used with the respective definitions given them in the Original Agreement.

e. Entire Agreement. The Original Agreement, as amended by this Amendment, contain the entire agreement of the parties with respect of the subject and supersedes all prior conversations, discussions and agreements relating to the subject matter of this Amendment.

[Signatures follow.]

Each party has executed this Amendment as of the Signing Date.

BGHL:

BLUE GOLD HOLDINGS LIMITED

By:
Name:	Andrew Cavaghan
Title:	Executive Chairman

Perception:

PERCEPTION CAPITAL CORP. IV

By:
Name:	Rick Gaenzle
Title:	Chief Executive Officer